Exhibit 99.1

POLARIS DECLARES 48 PERCENT INCREASE IN CASH DIVIDEND
AND TWO-FOR-ONE STOCK SPLIT

     MINNEAPOLIS (January 22, 2004) — Polaris Industries Inc. (NYSE/PSE: PII) today announced that its Board of Director’s has approved a 48 percent increase in the regular quarterly cash dividend effective with the 2004 first quarter dividend. The first quarter dividend of $0.46 (on a pre-split basis) will be payable on February 17, 2004 to shareholders of record at the close of business on February 2, 2004.

     Polaris also announced that its Board of Directors declared a two-for-one split of the Company’s outstanding shares of Common Stock which will be in the form of a 100 percent stock dividend. On March 8, 2004 Polaris shareholders will receive one additional share of Common Stock for each share they hold of record at the close of business on March 1, 2004. Upon completion of the stock split, Polaris will have approximately 43.4 million shares of Common Stock outstanding.

     Tom Tiller, President and Chief Executive Officer of Polaris, stated, “We are pleased that our strong financial performance has enabled us to increase the quarterly dividend for nine straight years as well as to split our stock for the third time in the last ten years. This dividend increase reflects the confidence we have in the future growth of our business and cash flows and our ongoing commitment to maximize our shareholders’ investment. We have a clean balance sheet that has minimal debt with plenty of borrowing capacity and access to the capital markets; this dividend increase in no way restricts our ability to fund our growth initiatives. And as in the past, we expect to continue to return a portion of the cash flow generated by the Company to its shareholders in the form of share repurchases with approximately 2.2 million shares remaining under the current Board authorization.” Commenting on the stock split, Tiller stated that “the Board believes the lower per share price and increased number of shares outstanding should help to make our stock more accessible to a broader base of investors who share the Polaris vision.”

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

     With annual 2002 sales of over $1.5 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles, personal watercraft, Victory motorcycles and the Polaris RANGER for recreational and utility use. The Polaris Professional Series, a line of heavy duty

Workmobiles™ targeted at lawn and landscape companies, equipment rental companies and construction operations, marks Polaris’ expansion into the commercial equipment marketplace.

     Polaris is the recognized leader in the snowmobile industry; one of the largest manufacturers of all terrain vehicles (ATVs) in the world; and a leading manufacturer of personal watercraft. Victory motorcycles, established in 1998, represent the first all-new American-made motorcycle in nearly 60 years, and are rapidly making impressive in-roads into the cruiser motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com. Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2004 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.